Exhibit 107
Calculation of Filing Fee Table

Form S-3
(Form Type)

Silvaco Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, par value $0.0001 per share	457(c)	20,118,590 (1)	$4.08	$82,083,847.20	—	$12,567.04
	Total Offering Amounts					$82,083,847.20		$12,567.04
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$12,567.04

(1)The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained in the registration statement to which this exhibit is attached.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on The Nasdaq Stock Market LLC on May 6, 2025, which date is a date within five business days prior to the filing of this registration statement.